Exhibit (d)(7)

[Altus Capital Partners Letterhead]

September 21, 2017

STRICTLY CONFIDENTIAL

Via email: steve.rickman@craig-hallum.com and jared.rance@craig-hallum.com

Steve Rickman

Jared Rance

Craig Hallum Capital Group

RE:	Acquisition of MGC Diagnostics

Dear Steve and Jared:

This updated letter of intent (this “Letter”) sets forth the terms and conditions upon which Altus Capital Partners II, L.P. (“Altus Capital”), through a newly-formed entity (the “Buyer” or “Merger Sub”), proposes to acquire via merger (the “Acquisition”) all of the outstanding stock (and cash-out all of the outstanding options, warrants and other securities exercisable for, convertible into or exchangeable for stock) of MGC Diagnostics Corporation (“MGC” or the “Company”).

This Letter is not intended to be a binding agreement nor shall it create any enforceable obligations, except for the “Binding Provisions,” as defined in Section 17, below. No other legally binding obligations will be created, implied, or inferred until a Definitive Agreement (defined below) has been executed and delivered by the parties. Neither party is obligated to enter into the Definitive Agreement. Neither party shall incur any obligations whatsoever to the other party based on oral understandings, extended negotiations, courses of conduct, implied obligations of good faith and fair dealing, or similar grounds, whether or not a party claims to have relied on, or detrimentally changed its position because of, any of the foregoing. The consummation of the Acquisition and its final terms are subject to the completion of satisfactory due diligence as well as mutual agreement and satisfaction of other contingencies outlined herein and in the Definitive Agreement.

Altus Capital has completed a significant amount of work in connection with the preparation of this Letter and we are very well positioned to complete the transaction on a timely basis. Our advisors, including legal (Miller Johnson), accounting (RSM), insurance, and lending (various lenders; see below), have already provided us with their preliminary thoughts on the Acquisition as well as the proposed documents for the

Acquisition. Altus Capital has consulted with its advisors regarding the updated transaction timeline summarized on Exhibit A to this Letter, and all are fully supportive. Please refer to Exhibit B to this Letter for Altus’ diligence advisors contact list. Our advisors are ready to immediately continue their work following the Company’s acceptance of the terms of this Letter.

Altus Capital is a middle market private equity firm solely focused on investing in North American niche manufacturing businesses that offer unique products and have strong market positions. We believe that MGC fits very well with our investment criteria and that several aspects of its business model are differentiated from the competition in the cardiorespiratory health solutions market. Our perspectives on MGC were developed based on our work on the transaction in the context of our nearly 20-year history of investing in niche manufacturing businesses as well as input from experienced operating executives.

Our ability to partner successfully with management is one of the most important aspects of any investment that we consider. We believe that we not only invest in companies but, more importantly, we invest in management teams. We view our relationship with management as a partnership that is critical to the success of our business. We value MGC management’s commitment to the long-term success of the Company and its employees. Furthermore, we embrace this enthusiasm and believe that working together and aligning incentives through common ownership is essential to success. Based on our interactions with the MGC management team to-date and our preliminary analysis of the business, we are confident that MGC and the management team possess those distinguishing characteristics that are consistent with the Altus Capital investment philosophy. We believe that Todd, Matt, and team have developed a culture that emphasizes accountability; product innovation; strong customer service; and tenacious, relationship-based sales. We are eager for the opportunity to partner with the Company to maintain and build upon this winning culture.

Given our track record of acquiring varied businesses of similar scale, plus our access to appropriate financing, we believe we could be in a position to deliver executed financing commitments and enter into a Definitive Agreement within forty-five (45) days of the Company’s acceptance of this Letter, assuming we work closely together and all requested due diligence information and access to management are provided promptly. We have done our preliminary work on due diligence, and have discussed the potential transaction with lenders that are comfortable with completing the necessary due diligence and documentation review to deliver final debt commitments in this time frame.

The following is a general outline of the principal terms of our proposal:

1. Structure of the Acquisition. The Acquisition will be structured as either (i) a tender offer for any and all shares of the Company’s common stock by the Buyer followed by a short-form, cash-out merger or (ii) if there is no clear timing advantage to a two-step tender offer/merger structure, then as a one-step merger of Merger Sub with and into the Company, in either case, with all outstanding shares of the Company’s common stock receiving the same all-cash merger consideration on a per share basis (whether tendered to Buyer or cancelled in connection with a merger).

2. Valuation. We propose a cash-free, debt-free valuation of the Company equal to $44,000,000 (the “Purchase Price”). For the avoidance of any doubt, this Purchase Price would apply to all of the outstanding stock (and all of the outstanding options, warrants and other securities exercisable for, convertible into or exchangeable for stock) of the Company. In addition, for purposes of our valuation, the Company’s anticipated transaction expenses (including any fees paid or payable to Craig Hallum Capital Group and, for the avoidance of doubt, any extraordinary employee payments that become payable in connection with the Acquisition, other than payments in respect of stock, options and other equity incentive awards) would be treated as debt and, therefore, reduce the Purchase Price. Prior to signing the Definitive Agreement, we would calculate a per share purchase price (merger consideration) based on the valuation principles described above.

Our valuation of the Company has been developed based on numerous factors including our discussions with management regarding (i) opportunities and risks, (ii) financial results through the historical period ended July 31, 2017, and (iii) expected financial results through the remainder of FY 2017 and the forecasted results for FY 2018.

As a part of our confirmatory due diligence, we will finalize our review of the financial, business and legal information necessary to assess the achievability of the projected financial results and confirm the support for the EBITDA adjustments.

3. [Intentionally Omitted].

4. Due Diligence; Closing. Buyer would strive to complete all of its due diligence as promptly as possible after the date hereof, but not later than forty-five (45) days following the Company’s execution of this letter assuming requested due diligence is promptly provided. Buyer’s due diligence would cover the items and matters customary for a transaction of this nature. Subject to the negotiation and execution of a definitive Agreement and Plan of Merger setting forth all the terms and conditions of the Acquisition (the “Definitive Agreement” or “Merger Agreement”), the target signing and announcement date of the Acquisition would be November 6, 2017, with closing to occur within three (3) business days following the satisfaction or waiver of all applicable closing conditions.

5. Management Equity Participation.

(a) At the Closing, it is Buyer’s expectation that Todd M. Austin, Matthew S. Margolies and potentially others, if any, who would be identified in consultation with Todd and Matt promptly following the Company’s execution of this letter (collectively, the “Key Employees”) will make a collective equity investment of at least $400,000 in the stock of the surviving corporation of the merger on the same economic terms as Altus Capital (i.e., pari passu), but with certain rights and restrictions designated by Altus Capital (e.g., transfer restrictions, drag-along obligations, tag-along rights, etc.).

(b) It is anticipated that at or shortly following the closing, Buyer will establish for the management team an equity incentive plan. The management team would be eligible to receive options to acquire stock representing up to 10% of common equity ownership in Buyer at a fair market value strike price. The stock options would have vesting requirements, with a portion of the stock options vesting based on performance criteria and the balance of the options vesting based on time of service.

6. Restrictive Covenants. In partial consideration for participation in the equity incentive plan referred to above, each member of the management team would be required to agree to non-compete, non-solicit and non-disparagement restrictive covenants.

7. Key Employee Agreements. Prior to Buyer’s execution of the Definitive Agreement, the Key Employees would be required to execute employment agreements with the Company on terms mutually acceptable to Buyer (the effectiveness of which would be conditioned upon the closing of the Acquisition), and no Key Employee must have rescinded or terminated their respective Employment Agreement (if allowed under applicable law) prior to the closing of the Acquisition. It is anticipated that Buyer will enter into an equity incentive program that will provide equity incentives to key management (see above), including the Key Employees. It is contemplated that MGC’s current management/employee reporting structure will remain in place at closing.

8. Acquisition Documents. It is the intention of the parties that the Company and Buyer will enter into a Definitive Agreement that will embody all of the material terms contained in this Letter and such other terms as may be negotiated by the parties. Altus Capital is prepared to negotiate with the Company immediately after executing this Letter. Please see the Material Issues List attached as Exhibit C to this Letter, which is based on our initial and follow-up review and discussion of the auction form of Merger Agreement provided by the Company’s counsel with our outside counsel at Miller Johnson.

9. Financing. To fund the equity portion of the Purchase Price and Buyer’s transaction expenses, Buyer will rely on the Altus Capital equity fund. Further, Altus Capital has worked diligently with several lenders to secure debt financing options for the Acquisition. Altus has spoken with senior lenders including Abacus Finance Group and

The Private Bank as well as mezzanine lenders including Centerfield Capital Partners regarding the alternative structures and potential timelines for the Acquisition, and these lenders have indicated that they are interested in providing financing consistent with the proposed capital structure. Please see the attached correspondence.

A summary of our financing structure follows:

(a)	Altus Capital and its affiliates, together with co-investors and Company management will provide all of the required equity investment for the transaction, which is anticipated to be $26.7 million.

(b)	Altus Capital has received proposals from several lenders to provide senior and subordinated debt financing. The senior credit facility will include a revolver to provide availability for working capital requirements and capital expenditure needs. We expect approximately $20.5 million of total debt to be funded at closing. Altus Capital will provide the Company with copies of (i) draft financing commitment letters within thirty (30) days of the Company’s execution of this Letter and (ii) final financing commitment letters within forty-five (45) days of the Company’s execution of this Letter, in each case, in order to provide the Company assurance that the debt financing necessary to close the Acquisition is progressing and will be committed within the timeframe indicated herein.

10. Access to Information. During the Exclusivity Period (as defined below), the Company shall (a) grant to Altus Capital and its representatives reasonable access to the Company’s properties, key personnel, facilities, books and records, financial and operating data, contracts and other documents, (b) furnish all such books and records, financial and operating data, contracts and other documents or information concerning any matters considered by Altus Capital to be relevant to the business and affairs of the Company, and (c) grant permission to Altus Capital to interview the Company’s key customers/representatives, suppliers and management. In connection with any information provided or access granted to Altus Capital and its representatives, such information or access shall be subject to the Confidentiality and Non-Disclosure Agreement between the Company and Altus Capital, dated as of May 25, 2017.

11. Conduct of Business. From and after the execution of this Letter until the Definitive Agreement is executed, MGC shall notify Altus Capital of any proposed salary, bonus, or profit sharing increases or other transactions outside the ordinary course of business, any and all financings, or other significant business events.

12. Expenses. Except as may be otherwise agreed in the Definitive Agreement, each of Buyer and the Company shall be solely responsible for the expenses it incurs in connection with the Acquisition and the other transactions contemplated by this Letter.

13. Termination. This Letter shall terminate upon the written agreement of the parties hereto to terminate this Letter. In addition, at any time following expiration of the Exclusivity Period referred to in Section 14 below (or such later date as may be agreed to in writing by the parties hereto from time to time), either the Company or Altus Capital may terminate this Letter by delivering a written notice of termination to the other party hereto. Following any termination of this Letter, no party hereto shall have any obligations under this Letter, other than Section 12 and the last sentence of Section 10, which provisions shall survive any termination of this Letter. In the event that Buyer and the Company execute a Definitive Agreement, this Letter shall be superseded by the Definitive Agreement.

14. Exclusive Dealing. In consideration of Altus Capital allocating many resources towards the proposed Acquisition, Altus Capital and the Buyer shall have the exclusive right to negotiate the terms of the Acquisition with the Company during the period commencing on the date of execution of this Letter by the Company and ending at 11:59 pm Central Standard Time on the date that is thirty (30) days thereafter (the “Exclusivity Period”); provided that the Exclusivity Period will automatically be extended until 11:59 pm Central Standard Time on the date that is forty-five (45) days after the execution of this Letter by the Company if the parties hereto are proceeding in good faith toward the completion of a Definitive Agreement and, in the case of Buyer, the completion of due diligence. During the Exclusivity Period, the Company shall, and shall cause its representatives to, cease any and all discussions and negotiations with any current or future party for the purpose of considering or entering into any direct or indirect sale, transfer, acquisition or purchase of all or any material portion of MGC’s assets, business or outstanding capital stock or any other transaction that would be inconsistent with Buyer’s acquisition of the businesses currently conducted by the Company and its subsidiaries as of the date hereof (whether by sale, merger, reorganization or otherwise) (each, a “Sale Transaction”). During the Exclusivity Period, (i) the Company and its representatives shall deal exclusively with Altus Capital and Buyer with respect to any Sale Transaction, and (ii) neither the Company nor the Company’s representatives will solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding or in furtherance of any Sale Transaction. During the Exclusivity Period, the Company shall notify Altus Capital promptly of any proposals by third parties with respect to any Sale Transaction and shall furnish Altus Capital with the material terms thereof, in each case, within two (2) Business Days following the Company’s receipt of any such proposal.

15. Miscellaneous Provisions. The parties may sign this Letter in multiple counterparts. Each signed counterpart is considered an original document, but all signed counterparts, when taken together, constitute one original document. A party may effectively deliver that party’s signed counterpart of this Letter by facsimile or by e-mail of a PDF copy. This Letter takes effect when each party has delivered at least one of its signed counterparts to the other party. The parties agree that this Letter shall be construed and enforced in accordance with the laws of the State of Minnesota (without regard to the conflicts of law provisions of such state or any other jurisdiction).

16. Public Announcement. Neither party will make any news release or make any other public statement regarding the Acquisition without the prior written consent of the other party.

17. Non-Binding Nature of Obligations; Certain Binding Provisions. When each of the parties to this Letter signs it, the parties will become legally bound by Sections 10-16, and this Section 17 (collectively, the “Binding Provisions”). The provisions of this Letter that are not specifically included among the Binding Provisions will not constitute any binding contract or binding commitment by or on behalf of any party.

If this Letter is acceptable to the Company, please sign it and return a copy to us. If we do not receive a signed copy of this Letter by 5:00 pm Central Standard Time on September 22, 2017 we will assume that you have no further interest in pursuing the Acquisition with Altus Capital and this Letter will be deemed void (with no further action required of either party hereto).

On behalf of Altus Capital, we look forward to working with you and the senior management team at the Company to close this Acquisition as promptly as possible. Please call me or Tom Groh to discuss this proposal. We have provided a signature section below for the Company to acknowledge its acceptance of this Letter.

Sincerely,

/s/ Gregory L. Greenberg

Gregory L. Greenberg
Senior Partner
Altus Capital Partners, Inc.

The preceding Letter is hereby agreed to and accepted as of the date first set forth above

MGC DIAGNOSTICS CORP

By:	/s/ Mark W. Sheffert
Name:	Mark W. Sheffert
Title:	Chairman of the Board

[Altus Capital Partners Letterhead]

November 3, 2017

STRICTLY CONFIDENTIAL

Via email: steve.rickman@craig-hallum.com and jared.rance@craig-hallum.com

Steve Rickman

Jared Rance

Craig Hallum Capital Group

RE:	Extension to Exclusivity Period

Dear Steve and Jared:

Reference is made to the letter (the “Letter”), dated as of September 21, 2017, by and between Altus Capital Partners II, L.P. (“Altus Capital”) and MGC Diagnostics Corporation (the “Company”), which sets forth the terms and conditions upon which Altus Capital has proposed to acquire via merger all of the outstanding stock (and cash-out all of the outstanding options, warrants and other securities exercisable for, convertible into or exchangeable for stock) of the Company (the “Acquisition”).

The sole purpose of this letter is to extend the “Exclusivity Period” set forth in the original Letter. Therefore, in consideration of Altus Capital continuing to allocate many resources towards the proposed Acquisition, Altus Capital and the Company agree that the “Exclusivity Period” (as such term is used in the original Letter) is hereby amended to mean the period of time commencing on the original date of execution of the Letter by the Company and ending at 11:59 pm Central Standard Time on November 17, 2017. Except as modified by this paragraph, the Letter shall remain in full force and effect in accordance with its original terms and conditions.

The parties may sign this letter in multiple counterparts. Each signed counterpart is considered an original document, but all signed counterparts, when taken together, constitute one original document. A party may effectively deliver that party’s signed counterpart of this letter by facsimile or by e-mail of a PDF copy. The parties agree that this letter shall be construed and enforced in accordance with the laws of the State of Minnesota (without regard to the conflicts of law provisions of such state or any other jurisdiction).

Sincerely,

/s/ Gregory L. Greenberg

Gregory L. Greenberg
Senior Partner
Altus Capital Partners, Inc.

The preceding letter is hereby agreed to and accepted as of the date first set forth above

MGC DIAGNOSTICS CORP

By:	/s/ Hendrik Struik
Name:	Hendrik Struik
Title:	Board Member

[Altus Capital Partners Letterhead]

November 15, 2017

STRICTLY CONFIDENTIAL

Via email: steve.rickman@craig-hallum.com and jared.rance@craig-hallum.com

Steve Rickman

Jared Rance

Craig Hallum Capital Group

RE:	Extension to Exclusivity Period

Dear Steve and Jared:

Reference is made to the letter (the “Letter”), dated as of September 21, 2017 and amended as of November 3, 2017, by and between Altus Capital Partners II, L.P. (“Altus Capital”) and MGC Diagnostics Corporation (the “Company”), which sets forth the terms and conditions upon which Altus Capital has proposed to acquire via merger all of the outstanding stock (and cash-out all of the outstanding options, warrants and other securities exercisable for, convertible into or exchangeable for stock) of the Company (the “Acquisition”).

The sole purpose of this letter is to further extend the “Exclusivity Period” set forth in the Letter. Therefore, in consideration of Altus Capital continuing to allocate many resources towards the proposed Acquisition, Altus Capital and the Company agree that the “Exclusivity Period” (as such term is used in the original Letter) is hereby amended to mean the period of time commencing on the original date of execution of the Letter by the Company and ending at 11:59 pm Central Standard Time on November 22, 2017. Except as modified by this paragraph, the Letter shall remain in full force and effect in accordance with its original terms and conditions.

The parties may sign this letter in multiple counterparts. Each signed counterpart is considered an original document, but all signed counterparts, when taken together, constitute one original document. A party may effectively deliver that party’s signed counterpart of this letter by facsimile or by e-mail of a PDF copy. The parties agree that this letter shall be construed and enforced in accordance with the laws of the State of Minnesota (without regard to the conflicts of law provisions of such state or any other jurisdiction).

Sincerely,

/s/ Gregory L. Greenberg

Gregory L. Greenberg
Senior Partner
Altus Capital Partners, Inc.

The preceding letter is hereby agreed to and accepted as of the date first set forth above

MGC DIAGNOSTICS CORP

By:	/s/ Mark W. Sheffert
Name:	Mark W. Sheffert
Title:	Chairman, Board of Directors

[Altus Capital Partners Letterhead]

November 22, 2017

STRICTLY CONFIDENTIAL

Via email: steve.rickman@craig-hallum.com and jared.rance@craig-hallum.com

Steve Rickman

Jared Rance

Craig Hallum Capital Group

RE:	Extension to Exclusivity Period

Dear Steve and Jared:

Reference is made to the letter (the “Letter”), dated as of September 21, 2017 and amended as of November 3, 2017 and November 15, 2017, by and between Altus Capital Partners II, L.P. (“Altus Capital”) and MGC Diagnostics Corporation (the “Company”), which sets forth the terms and conditions upon which Altus Capital has proposed to acquire via merger all of the outstanding stock (and cash-out all of the outstanding options, warrants and other securities exercisable for, convertible into or exchangeable for stock) of the Company (the “Acquisition”).

The sole purpose of this letter is to further extend the “Exclusivity Period” set forth in the Letter. Therefore, in consideration of Altus Capital continuing to allocate many resources towards the proposed Acquisition, Altus Capital and the Company agree that the “Exclusivity Period” (as such term is used in the original Letter) is hereby amended to mean the period of time commencing on the original date of execution of the Letter by the Company and ending at 11:59 pm Central Standard Time on November 27, 2017. Except as modified by this paragraph, the Letter shall remain in full force and effect in accordance with its original terms and conditions.

The parties may sign this letter in multiple counterparts. Each signed counterpart is considered an original document, but all signed counterparts, when taken together, constitute one original document. A party may effectively deliver that party’s signed counterpart of this letter by facsimile or by e-mail of a PDF copy. The parties agree that this letter shall be construed and enforced in accordance with the laws of the State of Minnesota (without regard to the conflicts of law provisions of such state or any other jurisdiction).

Sincerely,

/s/ Gregory L. Greenberg

Gregory L. Greenberg
Senior Partner
Altus Capital Partners, Inc.

The preceding letter is hereby agreed to and accepted as of the date first set forth above

MGC DIAGNOSTICS CORP

By:	/s/ Mark W. Sheffert
Name:	Mark W. Sheffert
Title:	Chairman of the Board